Exhibit 5.1

September 11, 2008

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego, CA 92121

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to IdeaEdge, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-1 (the "Registration Statement") of the Company relating to the registration of 2,334,849 shares of the Company's common stock, $.001 par value, which have been issued by the Company as of the date hereof, as described in the Registration Statement (the "Shares").

As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement.  We have also examined the Company's certificate of incorporation and by-laws, each as amended to date, the corporate minutes and other records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.  Based upon the foregoing, it is our opinion that the Shares issued as of the date hereof have been duly authorized, validly issued, and fully paid and are non-assessable.

We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference of our name in the prospectus under the name "Legal Matters."

Respectfully submitted,

/s/ Steven James Davis, A Professional Corporation